Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S–8 No. 333-26359) pertaining to the Sonic Corp. Savings and Profit Sharing Plan of our report dated January 29, 2002, with respect to the financial statements of Sonic Corp. Savings and Profit Sharing Plan included in this Transition Report (Form 11-K) for the transition period from September 1, 2001 to December 31, 2001.

ERNST & YOUNG LLP

Oklahoma City, Oklahoma

May 17, 2002